Exhibit 23.2
Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-185264 and Form S-8 No. 333-256954) pertaining to the Delek Logistics GP, LLC 2012 Long-Term Incentive Plan and the Registration Statement (Form S-3 No. 333-248202) of Delek Logistics Partners, LP of our report dated February 21, 2022, with respect to the balance sheet of Red River Pipeline Company LLC as of December 31, 2021, the related statements of operations, changes in members’ equity, and cash flows for the year then ended and the related notes, not included herein, which report appears in this Annual Report on Form 10-K of Delek Logistics Partners, LP dated February 25, 2022.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas
February 25, 2022